FOR IMMEDIATE RELEASE
                              Contact:  Ross A Benavides
                                        Chief Financial Officer
                                       (713) 860-2528



GENESIS ENERGY ANNOUNCES TERMINATION OF DEFINITIVE AGREEMENT FOR
                THE SALE OF ITS GENERAL PARTNER


       January 2, 2002 - Genesis Energy, L.P. (AMEX:GEL) announced today that the previously announced definitive agreement between Salomon Smith Barney and GEL Acquisition Partnership (GA Partnership) to transfer ownership of Genesis Energy, L.L.C. (Genesis), the general partner of Genesis Energy, L.P., from Salomon Smith Barney to GA Partnership was terminated.

       Mark Gorman, President and Chief Executive Officer of Genesis, said, "Termination of the definitive agreement for the sale of Genesis' general partner will not hinder our plan to initiate steps to increase Genesis' working capital and strengthen its balance sheet so that we will be able to resume quarterly distributions as soon as possible."

       Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma.

       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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